Exhibit 99.1

Nephros Announces Preliminary Financial Results for Third Quarter 2019

Anticipates $3.1 Million Product Revenue, 85% Growth Over 2018;
Increases Full-Year Revenue Guidance to $9.5-10 Million

SOUTH ORANGE, NJ, October 7, 2019 – Nephros, Inc. (Nasdaq: NEPH), a commercial-stage company that develops and sells high performance water purification products to the medical device and commercial markets, today announced preliminary financial results for the quarter ended September 30, 2019.

Product revenues are expected to be approximately $3.1 million, an increase of more than 85% compared to the quarter ended September 30, 2018. Net revenues increased more than 80%.

“We are very pleased to report these preliminary results and to update our previous 2019 revenue guidance to $9.5-$10 million, up from $8.5-$9.5 million,” said Daron Evans, President and CEO of Nephros. “Our growth continues to be driven by hospital customers seeking superior infection control and is due largely to our extraordinary distribution partnerships and our team’s singular focus on customer satisfaction.”

Nephros ended the quarter with approximately $3.6 million in cash on a consolidated basis.

About Nephros, Inc.

Nephros is a commercial stage company that develops and sells high performance water purification products to the medical device and commercial markets. Nephros ultrafilters are primarily used in hospitals and medical clinics for added protection in retaining bacteria (e.g., Legionella, Pseudomonas) and viruses from water, providing barriers that assist in improving infection control in showers, sinks, and ice machines. Additionally, Nephros ultrafilters are used by dialysis centers for assisting in the removal of endotoxins and other biological contaminants from water and bicarbonate concentrate supplied to hemodialysis machines and patients.

Nephros filters, including AETHER™ brand filters, improve the taste and odor of water and reduce biofilm, bacteria, and scale build-up in downstream equipment. Nephros and AETHER™ products are used in the health care, food service, hospitality, and convenience store markets.

For more information about Nephros, please visit its website at www.nephros.com.

Forward-Looking Statements

This release contains forward-looking statements that are subject to various risks and uncertainties. Such statements include statements regarding Nephros’s expected revenue for the third quarter ended September 30, 2019 and the fiscal year ending December 31, 2019, its anticipated revenue trends, and other statements that are not historical facts, including statements which may be accompanied by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Actual results could differ materially from those described in these forward-looking statements due to certain factors, including changes in business, economic and competitive conditions, and the availability of financing or other capital when needed. These and other risks and uncertainties are detailed in Nephros’s reports filed with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2018. Nephros does not undertake any responsibility to update the forward-looking statements in this release.

Investor Relations Contacts:

Kirin Smith, President

PCG Advisory, Inc.

(646) 863-6519

ksmith@pcgadvisory.com

Andy Astor, COO & CFO

Nephros, Inc.

andy@nephros.com

(201) 345-0824